July 29, 2021	FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
Investor Contact: Kristina Waugh, 727.567.7654
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RAYMOND JAMES ANNOUNCES OFFER FOR
THE ENTIRE ISSUED AND TO BE ISSUED SHARE CAPITAL OF CHARLES STANLEY

ST. PETERSBURG, Fla. - Raymond James Financial, Inc. (NYSE: RJF) today announced its firm intention to make an offer for the entire issued and to be issued share capital of U.K.-based Charles Stanley Group PLC (LSE: CAY) at a price of £5.15 per share, or approximately £279 million ($387 million as of July 28, 2021). The transaction, subject to U.K. Financial Conduct Authority and Charles Stanley shareholder approval, is expected to close in the calendar fourth quarter of 2021.

“We have long admired Charles Stanley’s reputation, heritage and its talented pool of wealth managers and professionals,” said Raymond James CEO Paul Reilly. “The two firms share a common, and increasingly rare, client-centric approach whereby the primary client relationship is held by the individual wealth managers. We both offer employed and self-employed affiliation models, while Raymond James also provides platform services, enabling the flexibility that wealth managers value. Further, Charles Stanley meets Raymond James’s historical acquisition criteria, in particular as an excellent strategic fit with a complementary culture.”

Key strategic highlights include:

•The combination would provide Raymond James with the opportunity to accelerate growth in the U.K., the second-largest English speaking wealth management market; and, through Charles Stanley’s multiple affiliation options, will give Raymond James the ability to offer wealth managers affiliation choices consistent with its model in Canada and the U.S.
•The addition of nearly 200 Charles Stanley wealth managers would greatly accelerate the growth of Raymond James U.K.’s newly-launched employee affiliation model while building on its market leading independent contracting and investment management platform services businesses.
•Charles Stanley would add approximately £27.1 billion (June 2021) in client assets, bringing Raymond James’s total client assets in the U.K. to over £40 billion.
•The combined businesses create operations with the scale to support expansion and flourish in a highly competitive and consolidating U.K. marketplace.
•Raymond James will seek to leverage the respective strengths of Charles Stanley and Raymond James through further investment in technology, infrastructure and back office partnerships to further enhance the firms’ already strong offering in wealth management and create benefits through scale, broadened expertise and enhanced solutions.

Raymond James is confident that the acquisition would provide significant benefits to all stakeholders, and that, with further investment, would strengthen and enhance the range of services available to both Raymond James Investment Services (“RJIS”) and Charles Stanley’s wealth managers and their respective clients.

RJIS will continue to operate in the U.K. as a separately branded and managed subsidiary of Raymond James. Raymond James does not expect the acquisition to create a significant restructuring or result in the need for staff reductions at either firm.

Raymond James expects Charles Stanley to continue operating as a separately branded firm, doing business as Charles Stanley, a Division of Raymond James, and will operate as a stand-alone division and subsidiary maintaining its existing offices throughout the U.K. and its corporate headquarters in London. Sir David Howard, Charles Stanley’s former Chief Executive and current

Chairman, will remain Chairman of Charles Stanley. Paul Abberley and Ben Money-Coutts will continue as Charles Stanley’s Chief Executive Officer and Chief Financial Officer, respectively. Peter Moores, Raymond James U.K.’s Chief Executive Officer will have overall responsibility for the respective U.K. businesses of Raymond James and Charles Stanley. Other than Sir David Howard, Raymond James expects to replace some or all of Charles Stanley’s other non-executive directors following the completion of the Acquisition.

Offer details are available at raymondjames.com/offer-for-charles-stanley.

About Raymond James Financial, Inc.

Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking and other services to individuals, corporations and municipalities. The company has approximately 8,400 financial advisors. Total client assets are $1.17 trillion. Public since 1983, the firm is listed on the New York Stock Exchange under the symbol RJF. Additional information is available at www.raymondjames.com.

About Charles Stanley

Charles Stanley provides holistic wealth management services to private clients, charities, trusts and institutions. Its origins trace back to 1792 and the Group is one of the oldest firms on the London Stock Exchange. The Group has a national presence, with 26 locations and over 800 professionals. Its wealth management services are provided direct to clients and to intermediaries.

Forward-Looking Statements

Certain statements made in this press release may constitute “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information concerning future strategic objectives, business prospects, anticipated savings, financial results (including expenses, earnings, liquidity, cash flow and capital expenditures), industry or market conditions, demand for and pricing of our products, anticipated timing and benefits of our acquisitions or divestitures, and our level of success in integrating acquired businesses, anticipated results of litigation, regulatory developments, and general economic conditions. In addition, words such as “expects,” and future or conditional verbs such as “will,” “may,” “could,” “should,” and “would,” as well as any other statement that necessarily depends on future events, are intended to identify forward-looking statements. Forward-looking statements are not guarantees, and they involve risks, uncertainties and assumptions. Although we make such statements based on assumptions that we believe to be reasonable, there can be no assurance that actual results will not differ materially from those expressed in the forward-looking statements. We caution investors not to rely unduly on any forward-looking statements and urge you to carefully consider the risks described in our filings with the Securities and Exchange Commission (the “SEC”) from time to time, including our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, which are available at www.raymondjames.com and the SEC’s website at www.sec.gov. We expressly disclaim any obligation to update any forward-looking statement in the event it later turns out to be inaccurate, whether as a result of new information, future events, or otherwise.